WINTRUST FINANCIAL CORPORATION
                727 North Bank Lane, Lake Forest, Illinois 60045


NEWS RELEASE

FOR IMMEDIATE RELEASE                                           January 24, 2000
---------------------

FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Executive Vice President & Chief Financial Officer
(847) 615-4096
Website address:  www.wintrust.com

                     RECORD EARNINGS AHEAD 51% FOR THE YEAR
                     --------------------------------------
                         AND 35% FOR THE FOURTH QUARTER
                         ------------------------------

         LAKE FOREST, ILLINOIS -- Wintrust Financial Corporation ("Wintrust") (Nasdaq: WTFC) announced record net income of $2.8 million for the quarter ended December 31, 1999, an increase of $720,000, or 35%, over the $2.1 million recorded in the fourth quarter of 1998. On a per share basis, net income for the fourth quarter of 1999 totaled $0.32 per diluted common share, a $0.07 per share, or 28%, increase as compared to the 1998 fourth quarter total of $0.25 per diluted common share. The return on average equity for the fourth quarter of 1999 increased to 12.66% from 11.09% for the prior year quarter. Pre-tax operating earnings for the fourth quarter of 1999 totaled $4.3 million and increased $2.7 million, or 169%, over the prior year quarter; a more representative indicator of improved operating results due to the impact of tax benefits from the recognition of prior years' net operating tax losses.

         For the year ended December 31, 1999, net income totaled a record $9.4 million, or $1.10 per diluted common share, increases of $3.2 million, or 51%, and $0.36 per diluted common share, when compared to 1998. On a pre-tax basis, operating earnings for 1999 totaled $14.2 million and increased $9.4 million, or 200%, over the 1998 total. The return on average equity for the year ended December 31, 1999 rose to 11.58% versus 8.68% in 1998.

         Total assets rose to $1.68 billion at December 31, 1999, an increase of $331 million, or 25%, compared to $1.35 billion as of December 31, 1998. Total deposits as of December 31, 1999 were $1.46 billion, an increase of $234 million, or 19%, as compared to $1.23 billion as of the prior year-end. Total loans grew to $1.28 billion as of December 31, 1999, a $286 million, or 29%, increase over the $992 million balance as of December 31, 1998.


                                    - more -

         "We are pleased with the continued earnings growth in the fourth quarter. We realized solid growth in our core loan and premium finance receivable portfolios and our net overhead ratio declined to 1.89% and is now within our performance goal range of 1.50% - 2.00%," commented Edward J. Wehmer, President and Chief Executive Officer. "The recent acquisition of Tricom, Inc. of Milwaukee is progressing well and also helped to improve our fourth quarter 1999 earnings."

         Mr. Wehmer added, "We are right on track in executing our strategy of being an asset-driven company whereby our core and niche loan production is expanding faster than retail deposit growth. This is a purposeful strategy that allows us to immediately deploy new deposit funds into attractive yielding assets. It also allows us to be competitive in our retail deposit pricing while balancing growth and earnings. As a result of this strategy, Wintrust has recently sold excess niche loan production into the marketplace to balance our liquidity and produce gains on the sale of these loans. We expect to continue operating Wintrust with this asset-driven strategy. "

         Wintrust's income before income taxes increased by over 200% for the second consecutive year. Additionally, Wintrust's key operating measures showed impressive improvement in 1999 as evidence by the table below:

                                                                Year Ended         Year Ended           Percent
        In thousands, except per share data                      12/31/99           12/31/98          Improvement
        -----------------------------------                      --------           --------          -----------

        Income before income taxes                                  $ 14,151            $ 4,709         200.5%
        Net income                                                     9,427              6,245          50.9%
        Net income per common share - Diluted                           1.10               0.74          48.6%

        Net revenues                                                  57,542             44,839          28.3%
        Net interest income                                           47,734             36,764          29.8%

        Net interest margin                                            3.54%              3.43%           3.2%
        Net overhead ratio                                             2.00%              2.36%          15.3%
        Return on average assets                                       0.63%              0.53%          18.9%
        Return on average equity                                      11.58%              8.68%          33.4%

        Book value per common share                                  $ 10.60            $  9.23          14.8%


                                    - more -

         For the fourth quarter of 1999, net interest income totaled $13.1 million and increased $3.1 million, or 31%, as compared to the prior year quarterly total of $10.0 million. Non-interest income totaled $3.4 million for the fourth quarter of 1999 and increased $971,000, or 41%, over the fourth quarter of 1998, mainly as a result of a gain on the sale of premium finance receivables and the administrative services revenue from the recently acquired Tricom. Partially offsetting these increases and growth in other fee income categories, such as trust fees and deposit service charges, was a decline in fees on mortgage loans sold due mainly to the rise in mortgage interest rates, which caused a significant drop in new loan volumes, particularly refinancing activity. The fourth quarter of 1999 was also impacted by a non-recurring after-tax charge of approximately $100,000, or $0.01 per share, for a severance payment related to the termination of a former CEO of one bank subsidiary.

         Wintrust is a financial services holding company whose common stock is traded on the Nasdaq Stock Market(R). Its six suburban Chicago community bank subsidiaries, each of which was founded as a de novo bank since December 1991, are located in high income retail markets -- Lake Forest Bank and Trust Company, Hinsdale Bank and Trust Company, North Shore Community Bank and Trust Company in Wilmette, Libertyville Bank and Trust Company, Barrington Bank and Trust Company, N.A., and Crystal Lake Bank and Trust Company, N.A.. The banks also operate facilities in Lake Bluff, Glencoe, Winnetka, Clarendon Hills, Western Springs and Skokie, Illinois. The Company also operates three non-bank subsidiaries. First Insurance Funding Corporation, one of the largest commercial insurance premium finance companies operating in the United States, serves commercial loan customers throughout the country. Wintrust Asset Management Company, N.A., a trust subsidiary, allows Wintrust to service customers' trust and investment needs at each banking location. Tricom, Inc. of Milwaukee, acquired in October 1999, provides short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Currently, Wintrust operates a total of 24 banking offices and is in the process of constructing one additional branch facility. All of the Company's banking subsidiaries are locally managed with large local boards of directors. Wintrust Financial Corporation has been one of the fastest growing de novo bank groups in Illinois.


                                      # # #

WINTRUST FINANCIAL CORPORATION
SELECTED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data)

                                                                 Three Months                        Year Ended
                                                               Ended December 31,                    December 31,
                                                            1999              1998             1999              1998
---------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL CONDITION DATA
  (AT END OF PERIOD):
  Total assets                                             $ 1,679,382       $ 1,348,048      $ 1,679,382       $ 1,348,048
  Total deposits                                             1,463,622         1,229,154        1,463,622         1,229,154
  Total loans, net of unearned income                        1,278,249           992,062        1,278,249           992,062
  Long-term debt and notes payable                              39,400            31,050           39,400            31,050
  Total shareholders' equity                                    92,947            75,205           92,947            75,205
---------------------------------------------------------------------------------------------------------------------------

Selected Statements of Income Data:
  Net interest income                                         $ 13,098          $  9,977         $ 47,734         $  36,764
  Net revenues                                                  16,463            12,371           57,542            44,839
  Income before income taxes                                     4,273             1,590           14,151             4,709
  Net income                                                     2,806             2,086            9,427             6,245
  Net income per common share - Basic                             0.33              0.26             1.14              0.77
  Net income per common share - Diluted (2)                       0.32              0.25             1.10              0.74
---------------------------------------------------------------------------------------------------------------------------

Selected Financial Ratios and Other Data:
 Performance Ratios:
  Core net interest margin (1)                                   3.65%             3.41%            3.64%             3.45%
  Net interest margin                                            3.55%             3.33%            3.54%             3.43%
  Net interest spread                                            3.23%             2.94%            3.23%             3.00%
  Non-interest income to average assets                          0.82%             0.72%            0.66%             0.69%
  Non-interest expense to average assets                         2.71%             2.97%            2.65%             3.04%
  Net overhead ratio                                             1.89%             2.24%            2.00%             2.36%
  Return on average assets                                       0.68%             0.63%            0.63%             0.53%
  Return on average equity                                      12.66%            11.09%           11.58%             8.68%

  Average total assets                                     $ 1,637,658       $ 1,310,134      $ 1,496,566       $ 1,177,745
  Average shareholders' equity                                  87,924            74,619           81,381            71,906
  Average loan-to-average deposit ratio                          87.4%             82.4%            86.6%             80.1%

Common Share Data at end of period:

  Market price per common share                               $  15.25          $  19.63
  Book value per common share                                    10.60              9.23

Other Data at end of period:
  Number of:
    Bank subsidiaries                                                6                 6
    Non-bank subsidiaries                                            3                 2
    Banking offices                                                 24                21
---------------------------------------------------------------------------------------------------------------------------

(1) The core net interest margin excludes the net impact of the Company's 9.00% Cumulative Trust Preferred Securities offering and certain discretionary investment leveraging transactions.
(2) Diluted earnings per common share, excluding the impact of intangible amortization expense, was $0.33 and $0.25, respectively, for the three months ended December 31, 1999 and 1998, and $1.12 and $0.75, respectively, for the years ended December 31, 1999 and 1998. 1999 and 1998.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)
(In thousands)
                                                                             December 31,         December 31,
                                                                                 1999                 1998
-----------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                            $  53,066           $  33,924
Federal funds sold                                                                    28,231              18,539
Interest-bearing deposits with banks                                                   2,547               7,863
Available-for-Sale securities, at fair value                                         205,795             209,119
Held-to-Maturity securities, at amortized cost                                             -               5,000
Loans, net of unearned income                                                      1,278,249             992,062
    Less: Allowance for possible loan losses                                           8,783               7,034
-----------------------------------------------------------------------------------------------------------------
    Net loans                                                                      1,269,466             985,028
Premises and equipment, net                                                           72,851              56,964
Accrued interest receivable and other assets                                          35,943              30,082
Goodwill and other intangible assets, net                                             11,483               1,529
-----------------------------------------------------------------------------------------------------------------

    Total assets                                                                 $ 1,679,382          $1,348,048
=================================================================================================================


LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
 Non-interest bearing                                                              $ 154,034           $ 131,309
 Interest bearing                                                                  1,309,588           1,097,845
-----------------------------------------------------------------------------------------------------------------
    Total  deposits                                                                1,463,622           1,229,154

Short-term borrowings                                                                 59,843                   -
Notes payable                                                                          8,350                   -
Long-term debt - trust preferred securities                                           31,050              31,050
Accrued interest payable and other liabilities                                        23,570              12,639
-----------------------------------------------------------------------------------------------------------------

    Total liabilities                                                              1,586,435           1,272,843
-----------------------------------------------------------------------------------------------------------------

Shareholders' equity:
  Preferred stock                                                                          -                   -
  Common stock                                                                         8,771               8,150
  Surplus                                                                             82,792              72,878
  Common stock warrants                                                                  100                 100
  Retained earnings (deficit)                                                          3,555              (5,872)
  Accumulated other comprehensive loss                                                (2,271)                (51)
-----------------------------------------------------------------------------------------------------------------
    Total shareholders' equity                                                        92,947              75,205
-----------------------------------------------------------------------------------------------------------------

    Total liabilities and shareholders' equity                                   $ 1,679,382         $ 1,348,048
=================================================================================================================

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except per share data)

                                                                Three Months Ended                    Year Ended
                                                                   December 31,                      December 31,
                                                               1999             1998             1999            1998
----------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
  Interest and fees on loans                                       $27,277        $20,724         $ 97,270         $ 75,369
  Interest bearing deposits with banks                                  39            124              204            2,283
  Federal funds sold                                                   462            526            1,536            2,327
  Securities                                                         3,077          2,317           10,321            8,000
----------------------------------------------------------------------------------------------------------------------------
    Total interest income                                           30,855         23,691          109,331           87,979
----------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
   Interest on deposits                                             15,859         12,903           56,026           49,069
   Interest on short-term borrowings and notes payable               1,163             78            2,633            1,399
   Interest on long-term debt - trust preferred securities             735            733            2,938              747
----------------------------------------------------------------------------------------------------------------------------
     Total interest expense                                         17,757         13,714           61,597           51,215
----------------------------------------------------------------------------------------------------------------------------

NET INTEREST INCOME                                                 13,098          9,977           47,734           36,764
Provision for possible loan losses                                   1,006            986            3,713            4,297
----------------------------------------------------------------------------------------------------------------------------

Net interest income after provision for possible loan losses        12,092          8,991           44,021           32,467
----------------------------------------------------------------------------------------------------------------------------

NON-INTEREST INCOME
  Fees on mortgage loans sold                                          456          1,667            3,206            5,569
  Service charges on deposit accounts                                  482            318            1,562            1,065
  Trust fees                                                           401            210            1,171              788
  Gain on sale of premium finance receivables                          393              -            1,033                -
  Administrative services revenue                                      996              -              996                -
  Net securities gains (losses)                                        (10)             -                5                -
  Other                                                                647            199            1,835              653
----------------------------------------------------------------------------------------------------------------------------
    Total non-interest income                                        3,365          2,394            9,808            8,075
----------------------------------------------------------------------------------------------------------------------------

NON-INTEREST EXPENSE
  Salaries and employee benefits                                     5,552          4,591           20,808           18,944
  Occupancy, net                                                       903            670            2,991            2,435
  Equipment expense                                                  1,073            645            3,199            2,221
  Data processing                                                      625            442            2,169            1,676
  Advertising and marketing                                            361            498            1,402            1,612
  Professional fees                                                    375            451            1,203            1,654
  Amortization of intangibles                                          144             35              251              120
  Other                                                              2,151          2,463            7,655            7,171
----------------------------------------------------------------------------------------------------------------------------
    Total non-interest expense                                      11,184          9,795           39,678           35,833
----------------------------------------------------------------------------------------------------------------------------

Income before income taxes                                           4,273          1,590           14,151            4,709
Income tax expense (benefit)                                         1,467           (496)           4,724           (1,536)
----------------------------------------------------------------------------------------------------------------------------

NET INCOME                                                         $ 2,806        $ 2,086          $ 9,427          $ 6,245
============================================================================================================================
NET INCOME PER COMMON SHARE = BASIC                                 $ 0.33         $ 0.26           $ 1.14           $ 0.77
============================================================================================================================
NET INCOME PER COMMON SHARE = DILUTED                               $ 0.32         $ 0.25           $ 1.10           $ 0.74
============================================================================================================================

Weighted average common shares outstanding                           8,497          8,150            8,249            8,142
Dilutive potential common shares                                       274            341              309              353
----------------------------------------------------------------------------------------------------------------------------
Average common shares and dilutive common shares                     8,771          8,491            8,558            8,495
============================================================================================================================

NET INTEREST INCOME

The following tables present a summary of the Company's net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the three and twelve-month periods ended December 31, 1999 and 1998:

                                                      For the Quarter Ended                       For the Quarter Ended
                                                        December 31, 1999                           December 31, 1998
                                             -----------------------------------------    ---------------------------------------
(dollars in thousands)                            Average      Interest       Rate            Average       Interest      Rate
----------------------                       ---------------- ------------- ----------    --------------- ------------- ---------

Liquidity management assets (1) (2)              $ 241,026       $ 3,585         5.90%       $ 221,571       $ 2,967       5.31%
Loans, net of unearned income (2)                1,232,346        27,364         8.81          969,352        20,756       8.50
                                             ---------------- ------------- ----------    --------------- ------------- ---------
   Total earning assets                          1,473,372        30,949         8.33%       1,190,923        23,723       7.90%
                                             ---------------- ------------- ----------    --------------- ------------- ---------

Interest-bearing deposits                        1,270,749        15,859         4.95%       1,058,879        12,903       4.83%
Short-term borrowings and notes payable             80,815         1,163         5.71            6,138            78       5.04
Long-term debt - trust preferred securities         31,050           735         9.47           31,050           733       9.37
                                             ---------------- ------------- ----------    --------------- ------------- ---------
   Total interest-bearing liabilities            1,382,614        17,757         5.10%       1,096,067        13,714       4.96%
                                             ---------------- ------------- ----------    --------------- ------------- ---------

Tax-equivalent net interest income                              $ 13,192                                  $   10,009
                                                              =============                               =============
Net interest margin                                                              3.55%                                     3.33%
                                                                            ==========                                  =========
Core net interest margin (3)                                                     3.65%                                     3.41%
                                                                            ==========                                  =========

                                                        For the Year Ended                          For the Year Ended
                                                        December 31, 1999                           December 31, 1998
                                             -----------------------------------------    ---------------------------------------
(dollars in thousands)                            Average      Interest       Rate            Average       Interest      Rate
----------------------
                                             ---------------- ------------- ----------    --------------- ------------- ---------

Liquidity management assets (1) (2)              $ 221,942      $ 12,075         5.44%       $ 226,648      $ 12,610       5.56%
Loans, net of unearned income (2)                1,135,200        97,518         8.59          848,344        75,464       8.90
                                             ---------------- ------------- ----------    --------------- ------------- ---------
   Total earning assets                          1,357,142       109,593         8.08%       1,074,992        88,074       8.19%
                                             ---------------- ------------- ----------    --------------- ------------- ---------

Interest-bearing deposits                        1,184,657        56,026         4.73%         957,806        49,069       5.12%
Short-term borrowings and notes payable             53,076         2,633         4.96           21,249         1,399       6.58
Long-term debt - trust preferred securities         31,050         2,938         9.46            7,915           747       9.44
                                             ---------------- ------------- ----------    --------------- ------------- ---------
   Total interest-bearing liabilities            1,268,783        61,597         4.85%         986,970        51,215       5.19%
                                             ---------------- ------------- ----------    --------------- ------------- ---------

Tax-equivalent net interest income                              $ 47,996                                    $ 36,859
                                                              =============                               =============
Net interest margin                                                              3.54%                                     3.43%
                                                                            ==========                                  =========
Core net interest margin (3)                                                     3.64%                                     3.45%
                                                                            ==========                                  =========
-------------------------------

(1) Liquidity management assets include securities, interest earning deposits with banks and federal funds sold.
(2) Interest income on tax-advantaged loans and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 34%. This total adjustment for the quarters ended December 31, 1999 and 1998 was $94,000 and $32,000, respectively, and for the twelve-month periods ended December 31, 1999 and 1998 was $262,000 and $95,000, respectively.
(3) The core net interest margin excludes the net impact of the Company's 9.00% Cumulative Trust Preferred Securities offering and certain discretionary investment leveraging transactions.

Tax-equivalent net interest income for the quarter ended December 31, 1999 totaled $13.2 million, an increase of $3.2 million, or 32%, as compared to the $10.0 million recorded in the same quarter of 1998. This increase mainly resulted from loan growth and the October 1999 acquisition of Tricom, Inc. of Milwaukee ("Tricom"). Tax-equivalent interest and fees on loans for the quarter ended December 31, 1999 totaled $27.4 million, an increase of $6.6 million, or 32%, over the prior year quarterly total of $20.8 million. This growth was predominantly due to a $263 million, or 27%, increase in average total loans.

For the fourth quarter of 1999, the net interest margin was 3.55%, an increase of 22 basis points when compared to the margin of 3.33% in the prior year quarter. This increase resulted primarily from higher yields on both loans and securities coupled with solid loan growth and the addition of Tricom. The core net interest margin, which excludes the impact of the 9.00% Cumulative Trust Preferred Securities offering and certain discretionary investment leveraging transactions, was 3.65% for the fourth quarter of 1999, and increased 24 basis points when compared to the prior year quarterly margin of 3.41%.

The rate paid on interest-bearing deposits averaged 4.95% for the fourth quarter of 1999 versus 4.83% for the same quarter of 1998, an increase of 12 basis points. This increase was caused by recent market rate increases on floating rate deposit products, which was somewhat offset by management's decision to be less aggressive on its deposit pricing at the more mature banks. The rate paid on short-term borrowings and notes payable increased to 5.71% in the fourth quarter of 1999 as compared to 5.04% in the same quarter of 1998, the increase due primarily to general market rate increases that have occurred during 1999.

The yield on total earning assets for the fourth quarter of 1999 was 8.33% as compared to 7.90% in 1998, an increase of 43 basis points resulting primarily from increases in the prime lending rate, general market rate increases on liquidity management assets, and the acquisition of Tricom. The fourth quarter 1999 loan yield of 8.81% increased 31 basis points when compared to the prior year quarterly yield of 8.50% and was due primarily to a higher average prime lending rate of 8.38% during the fourth quarter of 1999 versus an average prime lending rate of 7.93% for the fourth quarter of 1998.

For the year ended December 31, 1999, tax-equivalent net interest income totaled $48.0 million and increased $11.1 million, or 30%, over the $36.9 million recorded in 1998. This increase was primarily due to a combination of loan growth and lower funding cost rates. Interest and fees on loans, on a tax-equivalent basis, totaled $97.5 million for the year ended December 31, 1999 and increased $22.1 million, or 29%, over 1998. Average loans in 1999 totaled $1.14 billion and grew $287 million, or 34%, over the average for 1998. The net interest margin for the year ended December 31, 1999 was 3.54%, an increase of 11 basis points when compared to the prior year. The core net interest margin for 1999 was 3.64% and increased 19 basis points over the same margin in 1998. These margin increases were directly the result of a decline in overall funding cost rates and loan growth. The total deposit funding cost rate declined 39 basis points since the prior year and was 4.73% for year ended December 31, 1999. The growth in loans caused a higher proportion of average loans to average total earning assets, and increased from 79% in 1998 to 84% in 1999. This improved loan proportion creates a higher net interest margin, as loans earn interest at a higher rate than other earning assets. The loan yield during 1999 declined 31 basis points to 8.59%, which was caused by a lower average prime lending rate of 8.00% in 1999 versus an average prime lending rate of 8.36% in 1998.

NON-INTEREST INCOME

For the fourth quarter of 1999, non-interest income totaled $3.4 million and increased $971,000 over the prior year quarter. Gains from the sale of premium finance receivables, revenues from Tricom and increases in trust fees, deposit services charges and leased equipment rental income were partially offset by a lower level of fees from the sale of mortgage loans.

The October 1999 acquisition of Tricom added $996,000 of administrative services revenue to total non-interest income in the fourth quarter of 1999. This revenue comprises income from administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Tricom also earns interest and fee income from providing short-term accounts receivable financing to this same client base, which is included in the net interest income category.

During the fourth quarter of 1999, approximately $29 million of premium finance receivables were sold to an unrelated third party and resulted in the recognition of a $393,000 gain. Consistent with Wintrust's strategy to be asset-driven, it is probable that similar future sales of premium finance receivables will occur depending on the level of new volume growth in relation to the capacity to retain such loans within the subsidiary banks' loan portfolios.

Fees on mortgage loans sold includes income from originating and selling residential real estate loans into the secondary market. For the quarter ended December 31, 1999, these fees totaled $456,000, a decline of $1.2 million, or 73%, from the prior year quarter. This decline was due to significantly lower levels of mortgage origination volumes, particularly refinancing activity, caused by the increase in mortgage interest rates.

Service charges on deposit accounts totaled $482,000 for the fourth quarter of 1999, an increase of $164,000, or 52%, when compared to the same quarter of 1998. This increase was mainly due to a higher deposit base and a larger number of accounts at both the more mature banks and the newer de novo banks. The majority of deposit service charges relate to customary fees on overdrawn accounts and returned items. The level of service charges received is substantially below peer group levels as management believes in the philosophy of providing high quality service without encumbering that service with numerous activity charges.

Trust fees totaled $401,000 for the fourth quarter of 1999, a $191,000, or 91%, increase over the fourth quarter of 1998. This increase was the result of new business development efforts generated from a larger staff of experienced trust officers added in late 1998 with the formation of Wintrust Asset Management Company. Wintrust is committed to growing the trust and investment business in order to better service its customers and create a more diversified revenue stream. However, as the introduction of expanded trust and investment services continues to unfold, it is expected that overhead levels will be high when compared to the initial fee income that is generated. This overhead will consist primarily of the salaries and benefits of experienced trust professionals. It is anticipated that trust fees will eventually increase to a level sufficient to absorb this overhead within a few years.

Other non-interest income for the fourth quarter of 1999 totaled $647,000 and increased $448,000 over the prior year quarterly total of $199,000. This increase was due primarily to $259,000 of premium income from certain call option transactions and a $144,000 increase in rental income from equipment leased through the Medical and Municipal Funding division of the Lake Forest Bank, a business that was acquired in mid-1998. The call option transactions were designed to utilize the excess capital at certain banks, increase the total return associated with holding certain securities as earning assets, and yield additional fee income.

For the year ended December 31, 1999, total non-interest income was $9.8 million and increased $1.7 million, or 21%, when compared to 1998. This increase was mainly the result of $1.0 million of gains from the sale of premium finance receivables, the $996,000 of administrative services revenue from Tricom, the recognition of $508,000 in premium income from certain call option transactions, a $497,000 increase in deposit service charges, a $383,000 increase in trust fees and a $365,000 increase in rental income from leased equipment. These increases were partially offset by a $2.4 million decline in fees from the sale of mortgage loans due principally to the increases in mortgage loan interest rates, which caused a significant drop in origination volumes.

NON-INTEREST EXPENSE

Non-interest expense for the fourth quarter of 1999 totaled $11.2 million and increased $1.4 million, or 14%, from the fourth quarter 1998 total of $9.8 million. The continued growth and expansion of the de novo banks, the development of the trust and investment business, and the October 1999 acquisition of Tricom were the primary causes for this increase. Since the end of 1998, total deposits have grown 19% and total loan balances have risen 29%, requiring higher levels of staffing and other costs to both attract and service the larger customer base.

Salaries and employee benefits totaled $5.6 million for the fourth quarter of 1999, an increase of $961,000, or 21%, as compared to the prior year fourth quarter total of $4.6 million. This increase was primarily due to the acquisition of Tricom and the expansion of the trust and investment business.

Other categories of non-interest expense, such as occupancy costs, equipment expense and data processing, also increased over the prior year fourth quarter due to the general growth of the Company including the opening of several new banking facilities, the acquisition of Tricom and the development of the trust and investment business. Goodwill and other intangibles amortization expense totaled $144,000 for the fourth quarter of 1999 and increased $109,000 over the prior year quarter due mainly to goodwill related to the Tricom acquisition. Other non-interest expense, which includes loan expenses, correspondent bank service charges, postage, insurance, stationary and supplies, telephone, directors fees, and other sundry expenses, also increased when compared to the prior year quarter due mainly to the factors mentioned earlier.

For the year ended December 31, 1999, non-interest expense totaled $39.7 million and increased $3.8 million, or 11%, over 1998. This increase was predominantly due to the continued growth of loan and deposit accounts, the opening of new bank facilities, the September 1998 start-up of the trust and investment business, and the October 1999 acquisition of Tricom. Despite this growth and the related increases in many of the non-interest expense categories, Wintrust's ratio of non-interest expense to total average assets declined from 3.04% for the year ended December 31, 1998 to 2.65% for 1999, and is favorable to the Company's most recent peer group ratio. In addition, the net overhead ratio for 1999 declined to 2.00% as compared to the 1998 ratio of 2.36%. The improvement in this ratio has caused this key indicator of overhead to reach the upper end of Wintrust's previously stated performance goal range of 1.50% - 2.00%. In fact, the net overhead ratio was 1.89% in the fourth quarter of 1999, demonstrating the continuing improvement in this performance measure.

ASSET QUALITY

Allowance for Possible Loan Losses
----------------------------------

A reconciliation of the activity in the balance of the allowance for possible loan losses for the three months and years ended December 31, 1999 and 1998 is shown as follows (dollars in thousands):

                                                              Three Months Ended                            Year Ended
                                                                 December 31,                               December 31,
                                                         1999                  1998                  1999                 1998
                                                 -------------------     ----------------     -----------------     ----------------

 Balance at beginning of period                           $  8,200              $ 6,500              $  7,034              $ 5,116

 Provision for possible loan losses                          1,006                  986                 3,713                4,297

 Acquired allowance for loan losses                            175                    -                   175                    -


 Charge-offs
  Core banking loans                                           244                  128                   837                1,636
  Indirect automobile loans                                    361                  266                 1,156                  646
  Premium finance receivables                                   73                   96                   456                  455
                                                 -------------------     ----------------     -----------------     ----------------
     Total charge-offs                                         678                  490                 2,449                2,737
                                                 -------------------     ----------------     -----------------     ----------------

 Recoveries
  Core banking loans                                            23                   13                    42                  189
  Indirect automobile loans                                     40                   10                   101                   42
  Premium finance receivables                                   17                   15                   167                  127
                                                 -------------------     ----------------     -----------------     ----------------
      Total recoveries                                          80                   38                   310                  358
                                                 -------------------     ----------------     -----------------     ----------------
  Net charge-offs                                             (598)                (452)               (2,139)              (2,379)
                                                 -------------------     ----------------     -----------------     ----------------
  Balance at December 31                                  $  8,783              $ 7,034              $  8,783              $ 7,034
                                                 ===================     ================     =================     ================

  Loans at December 31                                                                             $1,278,249            $ 992,062
                                                                                              =================     ================

  Allowance as a percentage of loans                                                                     0.69%                0.71%
                                                                                              =================     ================

  Net charge-offs as a percentage of average:
        Core banking loans                                                                               0.12%                0.29%
        Indirect automobile loans                                                                        0.44%                0.36%
        Premium finance receivables                                                                      0.14%                0.18%
                                                                                              -----------------     ----------------
            Total loans                                                                                  0.19%                0.28%
                                                                                              =================     ================

        Provision for possible loan losses                                                              57.61%               55.36%
                                                                                              =================     ================


The provision for possible loan losses totaled $1.0 million for the fourth quarter of 1999, a slight increase from a year earlier. For the year ended December 31, 1999, the provision totaled $3.7 million and declined $584,000 from the prior year total. The higher provision in 1998 was necessary to cover increased loan charge-offs that occurred at one banking office in early 1998. For the year ended December 31, 1999, net charge-offs totaled $2.1 million and were down from the $2.4 million of net charge-offs recorded in 1998. On a ratio basis, net charge-offs as a percentage of average loans declined to 0.19% in 1999 from 0.28% in 1998.

Management believes the allowance for possible loan losses is adequate to provide for inherent losses in the portfolio. There can be no assurances, however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for possible loan losses will be dependent upon the economy, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors.

Past Due Loans and Non-performing Assets
----------------------------------------

The following table sets forth the Company's non-performing assets at the dates indicated. The information in the table should be read in conjunction with the detailed discussion following the table (dollars in thousands).

                                                          December 31,           September 30,           December 31,
                                                              1999                   1999                    1998
                                                              ----                   ----                    ----
      Past Due greater than 90 days and still accruing:
            Core banking loans                                   $  713                  $  997                 $  800
            Indirect automobile loans                               391                     354                    274
            Premium finance receivables                           1,523                   1,337                  1,214
                                                      ---------------------  ----------------------  ---------------------
                Total                                             2,627                   2,688                  2,288
                                                      ---------------------  ----------------------  ---------------------

      Non-accrual loans:
            Core banking loans                                    1,895                   1,139                  1,487
            Indirect automobile loans                               298                     369                    195
            Premium finance receivables                           2,145                   1,726                  1,455
                                                      ---------------------  ----------------------  ---------------------
                Total non-accrual loans                           4,338                   3,234                  3,137
                                                      ---------------------  ----------------------  ---------------------

      Total non-performing loans:
            Core banking loans                                    2,608                   2,136                  2,287
            Indirect automobile loans                               689                     723                    469
            Premium finance receivables                           3,668                   3,063                  2,669
                                                      ---------------------  ----------------------  ---------------------
                Total non-performing loans                        6,965                   5,922                  5,425
                                                      ---------------------  ----------------------  ---------------------

      Other real estate owned                                         -                       -                    587
                                                      ---------------------  ----------------------  ---------------------

      Total non-performing assets                               $ 6,965                 $ 5,922                $ 6,012
                                                      =====================  ======================  =====================

      Total non-performing  loans by category as a percent of its own respective category:
            Core banking loans                                       0.32%                   0.29%                  0.38%
            Indirect automobile loans                                0.27%                   0.28%                  0.22%
            Premium finance receivables                              1.67%                   1.42%                  1.50%
                                                      ---------------------  ----------------------  ---------------------
               Total non-performing loans                            0.54%                   0.49%                  0.55%
                                                      ---------------------  ----------------------  ---------------------

      Total non-performing assets as a
          percentage of total assets                                 0.41%                   0.38%                  0.45%

      Allowance for possible loan losses as
        a percentage of non-performing loans                       126.10%                 138.47%                129.66%


Non-performing Core Banking Loans

Total non-performing loans for the Company's core banking business were $2.6 million, or 0.32%, of the Company's core banking loans as of December 31, 1999, and declined from the ratio of 0.38% as of December 31, 1998. Although the outstanding core loan portfolio has increased 33% from a year ago, the amount of non-performing core loans has only increased 14% from the prior year total. Non-performing core banking loans consist primarily of a small number of commercial and real estate loans, of which management believes are well secured and in the process of collection. In fact, the loans comprising the non-performing core loan category total less than 30 individual credits. The small number of such non-performing loans allows management to effectively monitor the status of these credits and work with the borrowers to resolve these problems.


Non-performing Premium Finance Receivables

The table below presents the level of non-performing premium finance receivables as of December 31, 1999 and 1998, and the amount of net charge-offs for the years then ended.

                                                 As of            % of Premium                   As of           % of Premium
                                               12/31/99           Finance Rec.                 12/31/98          Finance Rec.
                                               --------           ------------                 --------          ------------
     Non-performing premium
        finance receivables                       $3,668,000         1.67%                       $2,669,000         1.50%

     Net charge-offs of premium
        finance receivables                          289,000         0.14%                          328,000         0.18%

It is important to note that the ratio of net charge-offs is substantially less than the ratio of non-performing assets. The ratio of non-performing premium finance receivables fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. Due to the nature of collateral for premium finance receivables, it customarily takes 60-150 days to convert the collateral into cash collections. Accordingly, the level of non-performing premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, the Company has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.


Non-performing Indirect Automobile Loans

Total non-performing indirect automobile loans were $689,000 at December 31, 1999. The ratio of these non-performing loans has increased slightly to 0.27% of total indirect automobile loans at December 31, 1999 from 0.22% at December 31, 1998. Despite the increase in the level of non-performing loans, these ratios continue to be below standard industry ratios for this type of loan category. As noted in the Allowance for Possible Loan Losses table, net charge-offs as a percent of total indirect automobile loans increased from 0.36% in 1998 to 0.44% in 1999. This increase was the result of an in-depth review of all problem credits and the implementation of a more aggressive charge-off policy.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements related to the Company's financial performance that are based on estimates. Actual results could differ materially from those addressed in the forward-looking statements due to factors such as changes in economic conditions, competition, or other factors, that may influence the anticipated growth rate of loans and deposits, the quality of the loan portfolio and loan and deposit pricing, unanticipated changes in interest rates that negatively impact net interest income, future events that may cause unforeseen loan or lease losses, slower than anticipated development and growth of Tricom and the new trust and investment business, unanticipated changes in the temporary staffing industry, the ability to adapt successfully to technological changes to compete effectively in the marketplace, unknown difficulties associated with the Year 2000 date change including services performed by outside data processing providers, and the ability to attract and retain experienced senior management. Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements.